October 27, 2004

Beth Copeland - Media (317) 269-1395 William J. Brunner - Shareholders & Analysts (317) 269-1614

First Indiana Corporation Announces Commencement of Self Tender Offer
and Dividend Increase

        The board of directors of First Indiana Corporation today announced a nine percent increase in the corporation’s quarterly cash dividend to $0.18 from $0.165. The dividend will be paid on December 16, 2004 to shareholders of record as of December 7, 2004. This is the 72nd consecutive quarter First Indiana has paid a cash dividend and the 13th dividend increase in as many years.

        First Indiana Corporation also announced today that it intends to commence a tender offer for up to 1,600,000 of its common shares, or approximately ten percent of its outstanding common shares, at a purchase price of $23.50 per share. The tender offer will commence on or about November 1, 2004 and the tender offer and withdrawal rights will expire at 5:00 pm, Eastern Standard Time, on or about December 13, 2004, unless extended.

        If more than 1,600,000 shares are tendered, tendering shareholders owning of record or beneficially fewer than 100 shares, with certain exceptions, will have their shares purchased without proration. Other shares will be purchased pro rata. The tender offer will be subject to other conditions that are described in the Offer to Purchase that will be mailed to shareholders effective with the commencement of the offer.

        Marni McKinney, Vice Chairman and Chief Executive Officer of First Indiana Corporation stated, “We believe the dividend increase and this tender offer reflect the confidence of the Board of Directors in the sufficiency of our capital in light of the quality of our assets.”

        The company, its board of directors, the dealer manager, and the information agent has not made and will not make any recommendation to any shareholder as to whether to tender or refrain from tendering any or all of such shareholder’s shares in the offer, and none of them have authorized any person to make any such recommendation.

        This announcement is neither an offer to purchase nor a solicitation of an offer to sell shares of First Indiana Corporation. The offer is made solely by the Offer to Purchase, which will be mailed to shareholders on or about November 1, 2004 along with the related letter of transmittal and other materials. Investors and shareholders may obtain a free copy of these materials and other documents filed by the Company at the SEC’s web site at http://www.sec.gov.

        Shareholders who need additional copies of the Offer to Purchase, the letter of transmittal, or related tender offer materials may obtain such copies free of charge by contacting Georgeson Shareholder Communications, the information agent, toll-free at 1-800-457-0759 after the commencement of the offer.

        SHAREHOLDERS ARE URGED TO READ THE OFFER TO PURCHASE AND OTHER RELATED TENDER OFFER MATERIALS CAREFULLY BEFORE MAKING ANY DECISION WITH RESPECT TO THE OFFER. SHAREHOLDERS ARE ALSO URGED TO CONSULT THEIR TAX AND FINANCIAL ADVISORS AS TO THE PARTICULAR TAX AND FINANCIAL CONSEQUENCES OF THE TENDER OFFER TO THEM.

        First Indiana Corporation (Nasdaq: FINB) is a full-service financial services company offering comprehensive financial solutions to businesses and individuals. It is the holding company for First Indiana Bank, N.A., the largest commercial bank headquartered in Indianapolis. Founded in 1915, First Indiana Bank is a national bank with 32 offices in Central Indiana, which also originates consumer loans in 47 states through a national independent agent network. Information about First Indiana is available at (317) 269-1200, or at www.firstindiana.com, which is not a part of this news release.

        This press release contains forward-looking statements that are based on management’s current expectations, but actual results may differ materially due to various factors. Forward looking statements by their nature are subject to assumptions, risks, and uncertainties. Actual results could differ materially from those contained in or implied by such forward-looking statements for a variety of factors including: a number of conditions that are described in the Offer to Purchase; changes in the price of First Indiana stock; failure of the Indiana and/or national economies to continue to improve, which could materially impact credit quality; inaccurate or erroneous assumptions made in connection with various modeling techniques; new legal obligations or restrictions; and changes in accounting, tax, or regulatory practices or requirements. For additional information about the factors that affect First Indiana’s business, please see the company’s Form 10-K and other periodic filings with the Securities and Exchange Commission. First Indiana undertakes no duty to update forward-looking statements.